Herman Miller Reports Broad-Based Order Growth in the Third Quarter of Fiscal Year 2014
Webcast to be held Thursday, March 20, 2014, at 9:30 AM EDT

Release	Immediate
Date	March 19, 2014
Contact	Jeff Stutz (616) 654 8538 or jeff_stutz@hermanmiller.com
Greg Bylsma (616) 654 7578 or greg_bylsma@hermanmiller.com
Media: Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

NOTE: A data supplement with additional financial information relating to the periods covered by this press release is available for download from the company’s website at http://www.hermanmiller.com/about-us/investors.html.

Herman Miller, Inc. (NASDAQ: MLHR), today announced results for its third quarter ended March 1, 2014. Net sales in the quarter totaled $455.9 million, an increase of 7.7% from the same quarter last fiscal year. New orders in the third quarter of $464.0 million were 21.4% above the prior year level, reflecting broad-based growth across each of the company's major business units and geographic regions.

The company estimates its most recent price increase, which became effective on February 3, 2014, had the effect of accelerating approximately $22 million of orders that would have otherwise been entered in the fourth quarter of fiscal 2014. On an organic basis, which adjusts for this order acceleration as well as acquisitions, divestitures, and foreign currency translation, sales and orders in the third quarter increased 4.2% and 11.1%, respectively, from the same quarter last fiscal year.

Herman Miller reported net earnings of $0.33 per share on a diluted basis in the third quarter. This compares to diluted earnings per share of $0.28 in the same quarter last fiscal year. Excluding restructuring expenses of $1.1 million recognized in the current period, adjusted diluted earnings per share in the third quarter totaled $0.34. This compares to adjusted earnings of $0.32 per share in the third quarter of fiscal 2013.

Brian Walker, Chief Executive Officer, stated, "The clear highlight in our results this quarter is the strong order growth across each of our business segments. Particularly encouraging is the fact that this improvement extended into areas that for some time have been headwinds to growth, including the U.S. federal government and key markets within EMEA and Asia. While it's too early to call these improvements sustainable, they certainly increase our optimism. In short, the business fired on all cylinders this quarter, and although uncertainty remains in the global economic and political picture, we feel good about our momentum and direction.”

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FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)
	Three Months Ended			Nine Months Ended
	3/1/2014	3/2/2013	% Chg.	3/1/2014	3/2/2013	% Chg.
Net Sales	$455.9	$423.5	7.7%	$1,394.5	$1,315.0	6.0%
Gross Margin %	35.7%	34.1%	N/A	32.4%	33.7%	N/A
Operating Expenses	$127.7	$117.0	9.1%	$498.6	$362.2	37.7%
Restructuring and Impairment Expenses	$1.1	$—	N/A	$5.1	$1.2	325.0%
Operating Earnings (Loss) %	7.5%	6.5%	N/A	(3.7)%	6.0%	N/A
Adjusted Operating Earnings % *	7.7%	7.4%	N/A	8.5%	8.0%	N/A
Net Earnings (Loss)	$19.4	$16.5	17.6%	$(38.7)	$44.8	(186.4)%
Earnings (Loss) Per Share – Diluted	$0.33	$0.28	17.9%	$(0.66)	$0.76	(186.8)%
Adj. Earnings Per Share – Diluted *	$0.34	$0.32	6.3%	$1.18	$1.03	14.6%
Orders	$464.0	$382.2	21.4%	$1,438.2	$1,310.0	9.8%
Backlog	$315.8	$266.6	18.5%

*Items indicated represent Non-GAAP measurements; see the reconciliations of non-GAAP financial measures and related explanations in the supplemental data file available for download at http://www.hermanmiller.com/about-us/investors.html. A copy of this supplemental data file has also been included with the earnings press release filed on Form 8-K with the Securities & Exchange Commission.

Third Quarter Fiscal 2014 Financial Results

Sales for the quarter within Herman Miller’s North American reportable segment were $293.9 million, an increase of 3.0% from the same quarter last fiscal year. On an organic basis (as defined above), segment sales increased 5.8% on a year-over-year basis. New orders in the third quarter totaled $291.7 million, including an estimated $17.0 million accelerated into the period as a result of the price increase. In total, segment orders in the third quarter were 9.0% higher than the year ago period and were up 5.7% on an organic basis.

Herman Miller has renamed its international reportable business segment "ELA" in order to better describe the geographic regions it serves, which include EMEA, Latin America, and Asia-Pacific. Prior to this name change, the company referred to this segment as "non-North America."

Net sales within the ELA segment totaled $97.9 million in the third quarter of fiscal 2014. This represents a 7.8% increase from the same quarter last fiscal year, with the largest contributors of this growth coming from the EMEA and Latin American regions. New orders in this segment totaled $100.8 million in the third quarter, representing a year-over-year increase of 24.8% driven by growth in almost all major geographic regions. On an organic basis, segment sales increased 9.7% and orders increased 26.4% from the third quarter of last year.

Net sales in the third quarter within Herman Miller’s Specialty and Consumer segment totaled $64.1 million. This represents a 35.5% increase over sales in the same quarter last year. The acquisition of Maharam, which closed in the fourth quarter of fiscal 2013, drove the sales growth in the quarter. Excluding the impact from this acquisition, segment sales decreased 15.9%, with the majority of the decline relating to the company's Geiger subsidiary. New orders in the third quarter totaled $71.5 million, including an estimated $5.0 million from pricing-related acceleration. This represents an increase of 110.9% compared to the same quarter last year. On an organic basis, segment orders increased 16.5% compared to last year. This order growth was broad based across the segment, and included double digit growth at Geiger, the company's Consumer business, and within the Herman Miller Collection.

Herman Miller's consolidated gross margin in the third quarter of 35.7% was consistent with company's expectations coming into the quarter. This compares to 34.1% reported in the third quarter of last fiscal year, or 34.3% adjusted to exclude the impact of legacy pension expenses. The year-over-year improvement in gross margin percentage is primarily attributed to favorable product and channel mix (including the addition of Maharam products), improved labor productivity, and other operational cost

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savings. These factors were partially offset this quarter by the negative impact of foreign currency exchange rates relative to year ago levels.
During the third quarter, the company announced restructuring actions aimed at improving efficiencies within its North American sales and distribution channel and Geiger manufacturing operations. These actions focused primarily on targeted workforce reductions and resulted in the recognition of pretax restructuring expenses totaling $1.1 million in the quarter.
Greg Bylsma, Chief Financial Officer, stated, "Our operating performance this quarter is encouraging on several fronts. We delivered against the expectations we outlined at the beginning of the quarter in the areas of net sales, gross margin, and earnings per share. This was accomplished against a backdrop of improved order pacing across the business. We also reached important milestones in the area of new products, including the launch of our Mirra 2 chair program and further process readiness relating to upcoming launches in support of our Living Office initiative."
Herman Miller reported operating expenses in the third quarter of $127.7 million compared to $117.0 million in the same quarter a year ago. The expenses in the prior year period included $3 million of legacy pension charges associated with defined benefit plans that have since been terminated. Excluding the impact of these legacy pension charges, operating expenses increased $14 million from the third quarter of last fiscal year. This year-over-year increase relates primarily to the acquisition of Maharam.

Herman Miller’s effective income tax rate in the third quarter was 33.3% compared to 29.4% in the same quarter last fiscal year. The prior year rate was lower due primarily to benefits associated with the extension of R&D tax credit legislation, which was signed into law during the period.

The company ended the third quarter with total cash and cash equivalents of $77.1 million, an increase of $3.8 million from the balance at the end of the second quarter. Cash flow generated from operations in the third quarter was $22.9 million compared to $30.0 million in the same quarter last fiscal year.

Looking forward, Herman Miller expects net sales in the fourth quarter of fiscal 2014 to be in the range of $485 million to $505 million. This would represent an increase of between 5.4% and 9.8% from the fourth quarter of fiscal 2013. Diluted earnings per share in the quarter are expected to range between $0.43 and $0.47.
Mr. Walker concluded, “The strength and consistency of demand this quarter was matched by progress in the advancement of our strategic agenda. We still have a great deal of work to do, but our performance this quarter shows that we are delivering on our commitments and making meaningful progress toward our vision of diversified, global growth."

The company will host a live webcast to discuss the results of the third quarter of fiscal 2014 on Thursday, March 20, 2014, at 9:30 a.m. EDT. To ensure your access to the webcast, you should allow extra time to visit the company’s website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

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About Herman Miller
Herman Miller’s inspiring designs, inventive technologies and strategic services help people do great things and organizations to perform at their best. The company’s award-winning products and services generated approximately $1.8 billion in revenue in fiscal 2013. A past recipient of the Smithsonian Institution's Cooper-Hewitt National Design Award, Herman Miller designs can be found in the permanent collections of museums worldwide. Innovative business practices and a commitment to social responsibility have also helped establish Herman Miller as a recognized global leader. In 2012, Herman Miller again received the Human Rights Campaign Foundation’s top rating in its annual Corporate Equality Index and was named among the 50 Best U.S. Manufacturers by Industry Week.  Herman Miller is included in the Dow Jones Sustainability World Index and trades on the NASDAQ Global Select Market under the symbol MLHR.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S. and international markets, the level of anticipated pension expenses, the pace and level of government procurement, the impact of the Affordable Care Act on healthcare markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers and customers, the mix of our products purchased by customers, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc. undertakes no obligation to update, amend or clarify forward-looking statements.

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Financial highlights for the quarter ended March 1, 2014, follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Three Months Ended
	March 1, 2014		March 2, 2013
Net Sales	$455.9	100.0%	$423.5	100.0%
Cost of Sales	293.0	64.3%	279.1	65.9%
Gross Margin	162.9	35.7%	144.4	34.1%
Operating Expenses	127.7	28.0%	117.0	27.6%
Restructuring and Impairment Expenses	1.1	0.2%	—	—%
Operating Earnings	34.1	7.5%	27.4	6.5%
Other Expenses, net	4.8	1.1%	4.1	1.0%
Earnings Before Income Taxes and Equity Income	29.3	6.4%	23.3	5.5%
Income Tax Expense	9.8	2.1%	6.8	1.6%
Equity Loss, net of tax	(0.1)	0.0%	—	—%
Net Earnings	$19.4	4.3%	$16.5	3.9%
Earnings Per Share – Basic	$0.33		$0.28
Weighted Average Basic Common Shares	59,014,789		58,450,601
Earnings Per Share – Diluted	$0.33		$0.28
Weighted Average Diluted Common Shares	59,653,417		58,882,777

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Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Nine Months Ended
	March 1, 2014		March 2, 2013
Net Sales	$1,394.5	100.0%	$1,315.0	100.0%
Cost of Sales	942.7	67.6%	872.4	66.3%
Gross Margin	451.8	32.4%	442.6	33.7%
Operating Expenses	498.6	35.8%	362.2	27.5%
Restructuring and Impairment Expenses	5.1	0.4%	1.2	0.1%
Operating Earnings (Loss)	(51.9)	(3.7)%	79.2	6.0%
Other Expenses, net	13.6	1.0%	13.0	1.0%
Earnings (Loss) Before Income Taxes and Equity Income	(65.5)	(4.7)%	66.2	5.0%
Income Tax Expense (Benefit)	(26.9)	(1.9)%	21.4	1.6%
Equity Loss, net of tax	(0.1)	0.0%	—	—%
Net Earnings (Loss)	$(38.7)	(2.8)%	$44.8	3.4%
Earnings (Loss) Per Share – Basic	($0.66)		$0.77
Weighted Average Basic Common Shares	58,888,514		58,380,853
Earnings (Loss) Per Share – Diluted	($0.66)		$0.76
Weighted Average Diluted Common Shares	58,888,514		58,749,485

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Herman Miller, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions)

	Nine Months Ended
	March 1, 2014	March 2, 2013
Net Earnings (Loss)	$(38.7)	$44.8
Cash Flows provided by Operating Activities	50.4	77.3
Cash Flows used for Investing Activities	(38.9)	(40.9)
Cash Flows used for Financing Activities	(16.6)	(9.8)
Effect of Exchange Rates	(0.5)	(0.7)
Change in Cash	(5.6)	25.9
Cash, Beginning of Period	82.7	172.2
Cash, End of Period	$77.1	$198.1

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Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Unaudited) (Dollars in millions)

	March 1, 2014	June 1, 2013
ASSETS
Current Assets:
Cash and Cash Equivalents	$77.1	$82.7
Marketable Securities	11.1	10.8
Accounts Receivable, net	184.4	178.4
Inventories, net	83.6	76.2
Prepaid Expenses and Other	57.4	51.2
Total Current Assets	413.6	399.3
Net Property and Equipment	193.5	184.1
Other Assets	363.9	363.1
Total Assets	$971.0	$946.5

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$50.0	$—
Accounts Payable	127.6	130.1
Accrued Liabilities	170.5	159.9
Total Current Liabilities	348.1	290.0
Long-term Debt	200.0	250.0
Other Liabilities	60.3	87.0
Total Liabilities	608.4	627.0
Total Stockholders’ Equity	362.6	319.5
Total Liabilities and Stockholders’ Equity	$971.0	$946.5

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